Exhibit 99

News Release

COMMUNITY BANK SYSTEM
5790 Widewaters Parkway	For further information, please contact:
Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121 Fax: (315) 445-7347

COMMUNITY BANK SYSTEM ANNOUNCES

HIGHER FIRST QUARTER RESULTS

Syracuse, N.Y. – April 24, 2007 – Community Bank System, Inc. (NYSE: CBU) reported quarterly net income of $9.7 million, or $0.32 per share, in the first quarter of 2007, a 3% increase from the $0.31 per share, or $9.5 million, reported in the first quarter of 2006. Year-over-year loan and deposit growth of 12% and 6%, respectively, combined with very favorable asset quality results and an 8% increase in noninterest income, were able to more than offset an increased cost of funds and higher operating expenses, resulting in improved earnings. Cash earnings per share (which excludes the after-tax effect of the amortization of intangible assets and acquisition-related market value adjustments) were $0.36 in the first quarter, a full $0.04 per share, or 13%, above GAAP-reported results.

“We are pleased to report improved earnings for the first quarter of 2007 that are in line with previously communicated expectations,” said Mark E. Tryniski, President and Chief Executive Officer. “Balance sheet growth, improved noninterest income, and exceptional asset quality more than offset a tightening of the net interest margin. Deposit growth was very strong in the quarter, with loan volumes experiencing an expected seasonal decline. We’re particularly pleased with the performance of our Pennsylvania region (First Liberty Bank & Trust), which delivered strong first quarter growth in both commercial lending and consumer deposits. First quarter 2007 results also reflect the two acquisitions we completed during 2006, including Elmira Savings & Loan in August and Ontario National Bank in December. We expect to close on the previously announced acquisitions of Hand Benefit & Trust in May and Tupper Lake National Bank in early June.”

Net interest income was $33.4 million for the first quarter, down less than 1% from $33.7 million in the prior year’s first quarter. Average earning assets were up $318 million from the first quarter of 2006, a result of both acquired and organic loan growth. The first quarter net interest margin of 3.74% was consistent with the fourth quarter of 2006, but was 32 basis points below the 4.06% reported in the first quarter of last year, reflecting a higher cost of funds as well as the impact of the ES&L and ONB acquisitions completed in 2006, which had somewhat lower net interest margin attributes. Earning asset yields in the first quarter of 2007 were 23 basis points above the first quarter of 2006, while the cost of funds increased 56 basis points year-over-year, resulting in net interest margin compression.

Total loans outstanding at the end of the first quarter were $2.68 billion, up 11% from the prior year. The 0.7% decline in the company’s loan portfolios from year-end 2006 related to seasonal softness in the company’s consumer indirect installment business, consistent with previous years. A small increase in the consumer mortgage portfolio was offset by a slight decline in business loans during the quarter. Average loans were up slightly from the fourth quarter of 2006, and increased 12% from last year’s first quarter. The company’s loan portfolio continues to be very well balanced, with 35.7% of total outstandings in business lending, 34.1% consumer mortgages, and 30.2% in consumer installment products including home equity loans. The company’s consumer real estate portfolio does not include exposure to subprime, alternative-A, or other nontraditional types of mortgage products.

The $0.2 million loan loss provision for the quarter was significantly lower than the $2.15 million reported in the first quarter of 2006, and $1.2 million lower than the fourth quarter of 2006. Net charge-offs of $0.6 million, or 0.09% of average loans, were down $1.4 million from the first quarter of 2006, and $0.8 million lower than the $1.4 million reported in the fourth quarter of 2006. Delinquency and nonperforming loan ratios remained stable, and favorable to historical levels.

Noninterest income (excluding gains and losses on investment securities and debt extinguishment) increased $1.0 million, or 7.7%, over the first quarter of 2006. The company’s employee benefits administration and consulting business posted a 17% increase in revenues over the prior year’s first quarter on the strength of new product offerings and new clients. Excluding some large trust estate fees received in the first quarter of 2006, trust, investment and asset management fees were essentially flat from the year-earlier period. Deposit service fees and other banking revenues increased 8% over the first quarter of 2006, driven by new account relationships and growing card-related revenues.

Operating expenses (excluding acquisition expenses and special charges) increased 6.4% from $31.4 million in the first quarter of 2006 to $33.5 million in this year’s, due principally to the ES&L and ONB acquisitions completed in the second half of 2006. Recurring operating expenses were 3.8% above the fourth quarter of 2006, reflecting a full-quarter inclusion of ONB operating expenses, as well as annual merit increases and certain stock-based compensation costs.

The company’s effective income tax rate of 24.1% in the first quarter of 2007 was slightly below the 25.0% reported in the first quarter of 2006.

Financial Position

Average earning assets of $4.0 billion for the first quarter of 2007 were up slightly from the fourth quarter of 2006. Compared to the first quarter of 2006, average earning assets increased $318.0 million, comprised of an organic and acquired increase in loans of $283.6 million and a $34.4 million increase in investments, principally short-term cash equivalents. Average deposits increased $40.1 million in the first quarter, and included seasonal increases in municipal funds (typically experienced early in the year), and were up $175.3 million, or 5.8%, from the first quarter of 2006. Total borrowings were down $51.6 million from the end of December and included the previously reported early redemption of $30 million of fixed-rate trust preferred securities early in the quarter.

Asset Quality

As of March 31, 2007, the company’s nonperforming loan ratio was 0.47%, consistent with the end of the fourth quarter of 2006, and lower than the 0.62% a year ago. The delinquency ratio was 1.02% at quarter-end, an improvement from 1.33% at December 31, 2006, and 1.26% at March 31, 2006. The charge-off ratio was 0.09% (of total loans) for the first quarter, compared to 0.21% in the fourth quarter of 2006, and 0.34% for last year’s first quarter. Despite the lower provision for loan losses, the ratio of allowance for loan losses to total loans remained at 1.34% at the end of the first quarter, consistent with the end of the fourth quarter. This improved and stable asset quality profile is primarily the result of the company’s enhanced credit risk management programs and continued emphasis on disciplined underwriting standards.

Stock Repurchase

During the first quarter of 2007 the company purchased 61,300 common shares at an aggregate cost of approximately $1.25 million under the previously announced share repurchase programs authorized in December 2006. At March 31, 2007, there were 1.49 million shares available for repurchase under these programs.

Expansion Initiatives

As stated above, during the first quarter the company announced its intentions to acquire Tupper Lake National Bank (TLNB) as well as Hand Benefits & Trust (HB&T). Based in Tupper Lake, N.Y., the $100-million-asset bank operates five branches and an insurance agency in northeastern New York. Its Plattsburgh and Saranac Lake locations will mark the company’s first entry into the counties of Clinton and Essex, respectively, and its two Tupper Lake branches will strengthen its presence in Franklin County to a ‘number-one’ market share position. HB&T, based in Houston, Texas, provides employee benefit plan administration and trust services. When combined with its existing BPA-Harbridge subsidiary, the company expects to generate more than $20 million in annual revenue and administer over 140,000 defined contribution and flexible spending accounts with nearly $3.0 billion of assets under custody. In addition, the company is nearing completion of a new branch in Springville, N.Y., which will position it closer to many attractive opportunities in Buffalo’s southern suburbs. It is also expanding its new Ithaca, N.Y. facility, gained from the ES&L purchase, in order to better service this very vibrant community. All of these events are expected to be completed during the second quarter.

Conference Call Scheduled

A conference call will be held with company management at 11:00 a.m. (ET) on Wednesday, April 25, 2007, to discuss the above results at 1-866-838-2057. An audio recording will be available one hour after the call until June 30, 2007, and may be accessed at 1-888-284-7564 (access code 212334). Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=38896.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost. This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company’s website at: www.communitybankna.com.

Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y., with $4.5 billion in assets and over 130 customer facilities. Its wholly-owned banking subsidiary operates as Community Bank, N.A. across Upstate New York, where it operates as Community Bank, N.A., and as First Liberty Bank & Trust throughout Northeastern Pennsylvania. Its other subsidiaries include: BPA-Harbridge, which provides actuarial, administration, consulting and daily valuation recordkeeping services for benefit plans from offices in Upstate New York and Pennsylvania; Community Investment Services, Inc., a broker-dealer delivering financial products throughout the company’s branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y., and North Palm Beach, Fla. For further information please visit our websites at: www.communitybankna.com or www.firstlibertybank.com.

Summary of Financial Data

(Dollars in thousands, except per share data)

	2007	2006

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Earnings

Loan income	$44,935	$45,543	$43,482	$39,760	$38,328
Investment Income	16,623	16,057	15,679	16,722	16,330
Total interest income	61,558	61,600	59,161	56,482	54,658
Interest Expense	28,191	27,877	25,369	22,873	20,973
Net interest income	33,367	33,723	33,792	33,609	33,685
Provision for loan losses	200	1,410	1,300	1,725	2,150
Net interest income after provision for loan losses	33,167	32,313	32,492	31,884	31,535
Deposit service fees	6,977	7,347	7,329	7,063	6,609
Other banking services	670	564	1,329	361	476
Trust, investment and asset management fees	1,860	1,765	1,815	1,766	2,050
Benefit plan administration, consulting and actuarial fees	3,972	3,398	3,271	3,155	3,381
Investment securities gains, net	0	(2,403)	0	0	0
Total noninterest income	13,479	10,671	13,744	12,345	12,516
Salaries and employee benefits	18,286	17,155	16,741	16,425	16,782
Professional fees	1,185	1,083	1,119	1,108	1,283
Occupancy and equipment and furniture	4,649	4,331	4,346	4,448	4,759
Amortization of intangible assets	1,515	1,525	1,520	1,489	1,493
Other	7,825	8,134	7,960	7,737	7,118
Special charges/acquisition expenses	459	492	154	1	0
Total operating expenses	33,919	32,720	31,840	31,208	31,435
Income before income taxes	12,727	10,264	14,396	13,021	12,616
Income taxes	3,071	2,112	3,517	3,137	3,154
Net income	$9,656	$8,152	$10,879	$9,884	$9,462
Basic earnings per share	$0.32	$0.27	$0.36	$0.33	$0.32
Diluted earnings per share	$0.32	$0.27	$0.36	$0.33	$0.31
Diluted earnings per share-cash (1)	$0.36	$0.31	$0.40	$0.37	$0.35

Profitability

Return on assets	0.88%	0.73%	1.01%	0.95%	0.93%
Return on equity	8.43%	6.89%	9.44%	8.76%	8.38%
Noninterest income/operating income (FTE) (2)	26.6%	25.9%	26.8%	24.8%	25.2%
Efficiency ratio (3)	63.1%	60.8%	58.8%	59.8%	60.3%

Components of Net Interest Margin (FTE)

Loan yield	6.81%	6.80%	6.77%	6.60%	6.49%
Investment yield	6.11%	5.96%	5.94%	6.17%	6.10%
Earning asset yield	6.58%	6.52%	6.49%	6.45%	6.35%
Interest-bearing deposit rate	2.80%	2.70%	2.55%	2.38%	2.19%
Short-term borrowing rate	4.16%	3.91%	4.21%	3.63%	3.61%
Long-term borrowing rate	5.57%	5.80%	5.70%	5.60%	5.62%
Cost of all interest-bearing funds	3.37%	3.32%	3.15%	2.96%	2.80%
Cost of funds (includes DDA)	2.90%	2.84%	2.68%	2.50%	2.34%
Net interest margin (FTE)	3.74%	3.74%	3.87%	4.00%	4.06%
Fully tax-equivalent adjustment	$3,796	$3,743	$3,764	$3,747	$3,464

Summary of Financial Data

(Dollars in thousands, except per share data)

	2007	2006

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Average Balances

Loans	$2,684,566	$2,668,442	$2,558,137	$2,425,763	$2,400,926
Taxable investment securities	843,857	797,541	776,028	803,536	787,664
Nontaxable investment securities	500,273	508,467	512,721	518,309	522,112
Total interest-earning assets	4,028,696	3,974,450	3,846,886	3,747,608	3,710,702
Total assets	4,469,244	4,423,468	4,272,052	4,167,403	4,144,391
Interest-bearing deposits	2,622,472	2,576,041	2,540,150	2,460,781	2,410,348
Short-term borrowings	159,444	160,262	125,013	127,208	163,940
Long-term borrowings	613,624	599,121	534,811	509,102	468,884
Total interest-bearing liabilities	3,395,540	3,335,424	3,199,974	3,097,091	3,043,172
Noninterest-bearing deposits	552,087	558,439	557,398	565,651	588,957
Shareholders’ equity	$464,623	$469,127	$456,996	$452,408	$458,163

Balance Sheet Data

Cash and cash equivalents	$224,917	$232,032	$119,430	$124,453	$121,795
Investment securities	1,317,554	1,229,271	1,250,251	1,253,202	1,307,041
Loans:
Consumer mortgage	914,909	912,505	890,939	822,235	814,885
Business lending	957,853	960,034	953,808	827,021	820,722
Consumer installment	809,472	829,019	816,815	795,010	772,614
Total loans	2,682,234	2,701,558	2,661,562	2,444,266	2,408,221
Allowance for loan losses	35,891	36,313	35,517	32,900	32,720
Intangible assets	244,598	246,136	239,635	221,896	223,385
Other assets	125,476	125,113	137,099	128,263	131,808
Total assets	4,558,888	4,497,797	4,372,460	4,139,180	4,159,530
Deposits	3,278,468	3,168,299	3,138,774	3,039,038	3,063,022
Borrowings	626,765	647,481	628,412	512,997	506,241
Subordinated debt held by unconsolidated subsidiary trusts	127,099	158,014	80,545	80,530	80,517
Other liabilities	59,659	62,475	60,130	55,039	54,348
Total liabilities	4,091,991	4,036,269	3,907,861	3,687,604	3,704,128
Shareholders’ equity	466,897	461,528	464,599	451,576	455,402
Total liabilities and shareholders’ equity	4,558,888	4,497,797	4,372,460	4,139,180	4,159,530
Assets under management or administration	$3,296,238	$3,153,576	$2,944,725	$2,713,423	$2,642,226

Capital

Tier 1 leverage ratio	8.29%	8.81%	7.26%	7.73%	7.68%
Tangible equity / tangible assets	5.15%	5.07%	5.44%	5.86%	5.89%
Accumulated other comprehensive income	(3,994)	(4,697)	3,798	(3,638)	3,495
Diluted weighted average common shares O/S	30,547	30,454	30,334	30,308	30,479
Period end common shares outstanding	30,096	30,020	29,867	29,850	29,908
Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.19	$0.19
Book value	15.51	15.37	15.56	15.13	15.23
Tangible book value	7.39	7.17	7.53	7.69	7.76
Common stock price (end of period)	20.92	23.00	22.16	20.17	22.33

Summary of Financial Data

(Dollars in thousands, except per share data)

	2007	2006

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Asset Quality

Nonaccrual loans	$10,697	$11,382	$11,414	$10,327	$13,701
Accruing loans 90+ days delinquent	1,914	1,207	1,133	765	1,213
Total nonperforming loans	12,611	12,589	12,547	11,092	14,914
Other real estate owned (OREO)	1,916	1,838	1,320	1,353	1,613
Total nonperforming assets	14,527	14,427	13,867	12,445	16,527
Net charge-offs	622	1,400	1,115	1,545	2,011
Loan loss allowance/loans outstanding	1.34%	1.34%	1.33%	1.35%	1.36%
Nonperforming loans/loans outstanding	0.47%	0.47%	0.47%	0.45%	0.62%
Loan loss allowance/nonperforming loans	285%	288%	283%	297%	219%
Net charge-offs/average loans	0.09%	0.21%	0.17%	0.26%	0.34%
Delinquent loans/ending loans	1.02%	1.33%	1.22%	1.15%	1.26%
Loan loss provision/net charge-offs	32%	101%	117%	112%	107%
Nonperforming assets/total assets	0.32%	0.32%	0.32%	0.30%	0.40%

(1) Excludes the after-tax effect of amortization of intangible assets, market value adjustment amortization on acquired loans and deposits and noncash portion of debt extinguishment charge.

(2) Excludes gain (loss) on investment securities & debt extinguishment.

(3) Excludes intangible amortization, acquisition expenses/special charges and gain (loss) on investment securities & debt extinguishment.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.